EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gasco Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-176593, 333-153154, 333-128547, 333-121039, and 333-114496) on Form S-3 and (Nos. 333-176916, 333-122716, 333-116014 and 333-105974) on Form S-8, of Gasco Energy, Inc. of our reports dated March 6, 2013, with respect to the consolidated balance sheets of Gasco Energy, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Gasco Energy, Inc.

Our report dated March 6, 2013 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

March 6, 2013